INDEX TO EXHIBITS



Consent of Independent Accountants . . . . . . . . . . .Ex-99.BJ

                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Prospectuses and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 94 to the registration statement on Form N-1A (the "Registration Statement") of our reports dated November 30, 1999, relating to the financial statements and financial highlights appearing in the October 31, 1999 Annual Reports to Shareholders of Vanguard Windsor Funds, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in the Prospectuses and under the headings "Financial Statements" and "Service Providers - Independent Accountants" in the Statement of Additional Information.


PricewaterhouseCoopers LLP
Philadelphia, PA


January 27, 2000